Exhibit 1


                          JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-l(f)(1)


                   The undersigned acknowledge and agree that the

         foregoing statement on Schedule 13D is filed on behalf of

         each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing ad-

         ditional joint acquisition statements.  The undersigned ac-

         knowledge that each shall be responsible for the timely

         filing of such amendments, and for the completeness and ac-

         curacy of the information concerning him or it contained

         therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


         Dated:  December 22, 1994
                                      WTG & CO., L.P.


                                      By:/s/ Daniel R. Tisch
                                         Daniel R. Tisch
                                         Managing Director



                                      D. TISCH & CO., INC.


                                      By:/s/ Daniel R. Tisch
                                         Daniel R. Tisch
                                         President


                                      /s/ Daniel R. Tisch
                                      Daniel R. Tisch